Exhibit 10.6

DELUXE	NON-QUALIFIED STOCK OPTION AGREEMENT (CEO)
CORPORATION

GRANTED TO	GRANT DATE	# OF DELUXE CORP COMMON SHARES	OPTION PRICE PER SHARE
__________________ EXPIRATION DATE
1. GRANT
Deluxe Corporation, a Minnesota corporation (“Deluxe”), hereby grants to you the right to purchase the above stated number of shares of its common stock, par value $1.00 per share, at the price stated above (the “Option”), on the terms and conditions set forth in this award agreement (including the Addendum attached hereto, the "Agreement") and Deluxe’s 2017 Long Term Incentive Plan (the "Plan"), a copy of which has been provided to you. Any capitalized term used but not defined in this Agreement shall have the meaning given to the term in the Plan as it currently exists or may hereafter be amended.

2. DURATION AND EXERCISABILITY
You may not exercise any portion of this Option prior to one year from the date of grant set forth above (the "Grant Date"), and the Option expires ten years after the Grant Date (the “Expiration Date”). Commencing one year after the Grant Date you may exercise this Option in cumulative installments of 33-1/3 percent on and after the first, second, and third anniversaries of the Grant Date.

(a)
Beginning one year after the Grant Date, this entire Option will vest earlier and become exercisable upon your Approved Retirement (as defined in the Addendum), termination due to Disability (as defined in the Addendum), or death.

(b)
Subject to Sections 4 and 5, in the event (i) your employment is terminated on or prior to the second anniversary of the Grant Date and is (x) by the Company without Cause or (y) by you for Good Reason and (ii) you execute and do not rescind a Release (as defined in the Employment Agreement) and remain at all times in material compliance with the restrictive covenants applicable to you, including but not limited to those continuing obligations set forth in the Employment Agreement, the Option shall continue to vest in accordance with the timing set forth in this Section 2 and may be exercised to the extent vested until the Expiration Date.

Subject to Sections 3, 4 and 5, the vested and exercisable portion of this Option may be exercised in whole or in part at any time during the Option term by delivering a written or electronic notice of exercise to such party as may be designated from time to time, and by providing for payment of the exercise price of the Shares being acquired and any related withholding taxes. The notice of exercise must be in a form approved by Deluxe and state the number of Shares to be purchased, the method of payment of the aggregate exercise price and the directions for the delivery of the Shares to be acquired, and must be signed or otherwise authenticated by the person exercising the Option.

3. RETIREMENT, DISABILITY, DEATH OR TERMINATION
Upon your Approved Retirement from Deluxe (including any successor corporation) or an Affiliate (collectively, the “Company”), you will have three years from the date of your retirement to exercise this Option. If you die while employed, the representative of your estate or your heirs will have one year from the date of your death to exercise this Option. If your employment terminates due to Disability, you will have one year from the date of your termination to exercise this Option. Except as otherwise provided in Section 2(b) or Section 4, if your employment is terminated by the Company without Cause or if you resign or otherwise voluntarily terminate your employment with the Company, you will have three months from the date of your termination to exercise this Option, to the extent the Option had vested as of your termination date. In no case, however, may this Option be exercised after the Expiration Date. If your employment with the Company is terminated for Cause, the entire unexercised portion of this Option will be canceled as of your last date of employment.

4. ACCELERATION OF EXERCISABILITY UPON CHANGE OF CONTROL
(a)    Notwithstanding any installment or delayed exercise provision contained in this Agreement that would result in this Option becoming exercisable in full or in part at a later date, if, contemporaneously with any “Change of Control” (as defined in the Addendum), the acquiring Person, surviving or acquiring corporation or entity, or an affiliate of such corporation or entity, elects to continue this Option in effect and to replace the shares of common stock issuable upon exercise of this Option with Equivalent Replacement Securities, this Option shall continue to vest as set forth in Section 2, provided however, that it shall become immediately exercisable in full and, in the case of clauses (i) and (ii) below shall remain exercisable for one year following the termination of your service to the Company, if, within twelve months of the date of the Change of Control:

(i)    Your employment is terminated by the Company or such other employer without Cause,

(ii)    Your employment is terminated by you for “Good Reason” (as defined in the Addendum), or

(iii)    Any earlier date vesting would otherwise occur as provided under this Agreement.

In the event of any such Change of Control, the number of Equivalent Replacement Securities issuable upon exercise of this Option shall be determined by multiplying the exchange ratio used in connection with the Change of Control for determining the number of replacement equity securities issuable for the outstanding shares of Deluxe’s common stock, or if there is no such ratio, an exchange ratio established or accepted by the Continuing Directors (as defined in the Addendum), and the exercise price per share of replacement equity security shall be adjusted by such exchange ratio so as to preserve the same economic value in this Option as existed prior to the Change of Control. In the event of any such Change of Control and issuance of Equivalent Replacement Securities, all references herein to the common stock shall thereafter be deemed to refer to the replacement equity securities issuable upon exercise of this Option, references to Deluxe shall thereafter be deemed to refer to the issuer of such replacement equity securities, and all other terms of this Option shall continue in effect except as and to the extent modified by this subparagraph.

(b)    If the Change of Control does not result in your acquiring Equivalent Replacement Securities in accordance with subparagraph (a) above, this Option shall become fully vested and exercisable for such a period of time prior to the effective time of the Change of Control as is deemed fair and equitable by the Committee and shall terminate at the effective time of the Change of Control.
5. FORFEITURE OF OPTION AND OPTION GAIN RESULTING FROM CERTAIN ACTIVITIES
(a)    If you engage in any Forfeiture Activity (as defined below) then (i) the Option shall immediately terminate effective as of the date any such activity first occurred, and (ii) if the Forfeiture Activity occurred at any time within 12 months after the date that you have exercised any portion of this Option, any gain received by you pursuant to the exercise of the Option must be paid to Deluxe within 30 days of demand by Deluxe. For purposes hereof, the gain on any exercise of the Option shall be determined by multiplying the number of shares purchased pursuant to the Option times the excess of the closing price on the New York Stock Exchange of a share of Deluxe’s common stock on the date of exercise (without regard to any subsequent increase or decrease in the fair market value of such shares) over the exercise price.

(b)    As used herein, you shall be deemed to have engaged in a Forfeiture Activity if you (i) directly or indirectly, engage in any business activity on your own behalf or as a partner, stockholder, director, trustee, principal, agent, employee, consultant or otherwise of any person or entity which is in any respect in competition with or competitive with the Company or you solicit, entice or induce any employee or representative of the Company to engage in any such activity, (ii) directly or indirectly solicit, entice or induce (or assist any other person or entity in soliciting, enticing or inducing) any customer or potential customer (or agent, employee or consultant of any customer or potential customer) with whom you had contact in the course of your employment with the Company to deal with a competitor of the Company, (iii) fail to hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge and data, including customer lists and information, business plans and business strategy (“Confidential Data”) relating in any way to the business of the Company for so long as such Confidential Data remains confidential, or (iv) are terminated by the Company for Cause.

(c)    If any court of competent jurisdiction shall determine that the foregoing forfeiture provisions are invalid in any respect, the court so holding may limit such provisions in any manner which the court determines such that the provisions shall be enforceable against you.

(d)    By accepting this Agreement, you consent to a deduction from any amounts the Company owes you from time to time (including amounts owed to you as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to you by Company), to the extent of the amounts you owe Company under the foregoing provisions. Whether or not Company elects to make any set-off in whole or in part, if Company does not recover by means of set-off the full amount you owe, calculated as set forth above, you agree to pay immediately the unpaid balance to Company.

(e)    You will be released from the forfeiture provisions of subparagraph (b)(i) in the event your employment with the Company has been involuntarily terminated without Cause. Otherwise, you may be released from the foregoing forfeiture provisions only if the Compensation Committee of the Board (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of Company.

(f)    Nothing contained in this Section 5 shall be construed to limit the provisions of Section 6(h) of the Plan (dealing with recoupment of awards made to certain officers of the Company), which are incorporated into this Agreement by reference.

6. DELIVERY OF SHARES
As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and has determined that all other conditions to exercise, including satisfaction of withholding tax obligations and compliance with applicable laws as provided in the Plan, have been satisfied, it shall deliver to the person exercising the Option, in the name of such person, the Shares being purchased, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account for such person’s benefit, or book-entry registration of such Shares with the Company’s transfer agent. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.

7. INCOME TAXES
You are liable for any federal and state income or other taxes applicable upon exercise of this Option under this Agreement, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon the issuance of Shares to you upon exercise of this Option, you shall promptly pay to Deluxe in cash, or in previously acquired Shares having a fair market value equal to the amount of all applicable taxes required by Deluxe to be withheld or collected upon exercise of this Option. In the alternative, you may direct Deluxe to withhold from Shares otherwise to be distributed the number of Shares having a fair market value equal to the amount of all applicable taxes required by Deluxe to be withheld under the distribution of the Shares. You acknowledge that no Shares will be distributed to you unless and until you have satisfied any obligation for withholding taxes as provided in this Agreement.

8. TERMS AND CONDITIONS
This Option Agreement does not guarantee your continued employment or, subject to the provisions of any other written agreement between you and Deluxe or its Affiliates, alter the right of Deluxe or its Affiliates to terminate your employment at any time. You have no rights in the

Shares subject to this Option until such shares are received upon exercise of this Option. This Option is issued pursuant to the Plan and is subject to its terms. In the event of any conflict between the provisions of the Plan and this Option Agreement (which includes the Addendum to this Agreement), the provisions of the Plan shall prevail.

By your acceptance of this option award, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and Deluxe regarding your right to purchase Shares pursuant to this Option.

DELUXE CORPORATION

By: ________________

ADDENDUM TO
NON-QUALIFIED STOCK OPTION AGREEMENT

For the purposes hereof the terms used herein shall have the following meanings:

“Approved Retirement” shall mean any voluntary termination of employment that occurs on or after the date on which the sum of your age and years of employment with Deluxe and/or its Affiliates equals at least seventy-five (75) and that is approved by the Compensation Committee of the Board.

"Beneficial Owner" shall have the meaning defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

“Board” means the Board of Directors of the Company.

“Cause” shall mean that one of the following events or conditions has occurred during the Employment Term (as defined in the Employment Agreement):

(i)	willful act or acts of dishonesty undertaken by you that result in your substantial gain or personal enrichment at the expense of the Company;

(ii)	unlawful conduct or gross misconduct that is willful and deliberate on your part and is or is reasonably likely to be injurious to the business, finances or reputation of the Company;

(iii)	your conviction of, or your plea of guilty or no-contest to, a gross misdemeanor involving moral turpitude or a felony;

(iv)
your material breach of any terms, conditions or representations of the Employment Agreement or of any material written policies of the Company, which failure or breach, if curable, has not been cured by you to the reasonable satisfaction of the Board within thirty (30) days after written notice thereof to you from the Company.

For purposes of this definition of “Cause”, no act or failure to act shall be treated as “willful” unless done, or omitted to be done, by you not in good faith and without the reasonable belief that your action or omission was in the best interest of the Company.

A “Change of Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)
any Person becomes the Beneficial Owner, directly or indirectly, of securities of Deluxe representing 30% or more of the combined voting power of Deluxe’s then outstanding securities, excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person any securities acquired directly from Deluxe or its Affiliates or in connection with a transaction described in paragraph (iii) below; or

(ii)
the individuals who at the date of your award election hereunder constitute the Board and any new director (other than a director whose initial assumption of office occurs within a year of and is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Deluxe) whose appointment or election by the Board or nomination for election by Deluxe’s shareholders was approved or recommended by a vote of a majority of the directors then still in office who either were directors at the date of your award election hereunder or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or

(iii)
the shareholders of Deluxe approve a plan of complete liquidation of Deluxe or there is consummated (A) a merger, consolidation, share exchange or similar transaction involving Deluxe, regardless of whether Deluxe is the surviving corporation or (B) the sale or disposition by Deluxe of all or substantially all Deluxe’s assets, other than a sale or disposition by Deluxe of all or substantially all of Deluxe’s assets to an entity, unless, immediately following such corporate transaction, all or substantially all of the individuals and entities who were the beneficial owners of Deluxe’s voting securities immediately prior to such corporate transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the surviving or acquiring entity resulting from such corporate transaction (including beneficial ownership through any parent of such entity) in substantially the same proportions as their ownership, immediately prior to such corporate transaction, of Deluxe’s voting securities.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Common Stock of Deluxe immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Deluxe immediately following such transaction or series of transactions.

“Disability” shall have the meaning set forth in the Company’s group long-term disability plan applicable to you for purposes of eligibility for long-term disability benefits; provided, if no such plan or definition exists, then “Disability” shall mean your inability to perform on a full-time basis the duties and responsibilities of your position with the Company by reason of your illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 120 days or more during any 180-day period.  A period of inability shall be “uninterrupted” unless and until you return to full-time work for a continuous period of at least thirty (30) days.

“Employment Agreement” means that certain employment agreement by and between Deluxe and you, Mr. Barry C. McCarthy, dated October 14, 2018.

“Equivalent Replacement Securities” shall mean other equity securities that are registered under the Securities Act of 1933 and are freely transferable under all applicable federal and state securities laws and regulations, the quantity of which shall be determined by multiplying the exchange ratio used in connection with a Change of Control for determining the number of replacement equity securities issuable for the outstanding shares of Deluxe’s common stock, or if there is no such ratio, an exchange ratio established or accepted by the Continuing Directors, and the exercise price per share of replacement equity security shall be adjusted by such exchange ratio so as to preserve the same economic value as existed prior to the Change of Control.

“Good Reason” shall mean the occurrence of any of the following without your consent and not caused by you:

(i)
the assignment to you of any position and/or duties, or any other action by the Company, that results in a material diminution in your position, authority, duties or responsibilities, excluding any diminution attributable solely to the fact that the Company is no longer a public company;

(ii)
any material reduction in your Base Salary (as defined in the Employment Agreement) or AIP target opportunity (as defined in the Employment Agreement) (other than a reduction of not more than 10% of your then-current Base Salary made as part of an across-the-board reduction);

(iii)
any material breach by the Company of the Employment Agreement, including but not limited to a requirement that you report to anyone other than the Board or the failure of any successor to all or substantially all of the business or assets of the Company to assume the Employment Agreement in writing (other than in the case of merger by which transfer of the Employment Agreement occurs by operation of law), or any other written agreement between you and the Company;

(iv)	a requirement that you relocate your primary work location by more than 50 miles; or

(v)
any request or requirement by the Company that you take any action or omit to take any action that is inconsistent with or in violation of the Company’s ethical guidelines and policies as the same existed within the 120-day period prior to the termination date, provided, however, that such events shall constitute Good Reason only if (A) within thirty (30) days following the occurrence of an event claimed to constitute Good Reason, you give the Company written notice of such event, (B) the Company fails to cure such event within thirty (30) days after receipt of such written notice, and (C) the effective date of your termination of employment is within 180 days following expiration of such cure period.

"Person" shall have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term shall not include (i) Deluxe or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Deluxe or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Deluxe in substantially the same proportions as their ownership of stock of Deluxe.

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